Exhibit 3.37

AMENDED AND RESTATED CERTIFICATE OF FORMATION FOR-PROFIT CORPORATION

OF

TCFS HOLDINGS, INC.

November 13, 2007

Pursuant to the provisions of the Texas Business Organizations Code, as amended from time to time (the “TBOC”), TCFS Holdings, Inc. (the “Corporation”) hereby adopts this Amended and Restated Certificate of Formation of the Corporation (this “Restated Certificate”), which accurately copy the Articles of Incorporation of the Corporation (the “Articles”) and all amendments thereto that are in effect to date and as further amended by this Restated Certificate as hereinafter set forth, and which contain no other change in any provision thereof.

ARTICLE ONE. The name of the corporation is TCFS Holdings, Inc.

ARTICLE TWO. The Articles are amended by this Restated Certificate as follows:

1. The Articles are hereby amended by amending ARTICLE III through ARTICLE XII to read in their entirety as set forth in Article Four of this Restated Certificate.

2. The Articles are hereby further amended by deleting ARTICLE XIII through ARTICLE XVI in their entirety.

ARTICLE THREE. Each amendment made by this Restated Certificate has been approved in the manner required by the TBOC and by the constituent documents of the Corporation and has been effected in conformity with the provisions of the TBOC.

ARTICLE FOUR. This Restated Certificate accurately states the text of the Articles and all amendments and supplements thereto that are in effect to date and as further amended herein and contains no other change in any provision thereof other than those items that may be omitted as provided in the TBOC:

ARTICLE I

The name of the Corporation is TCFS Holdings, Inc.

ARTICLE II

The period of duration of the Corporation shall be perpetual.

ARTICLE III

The registered office of the Corporation in the State of Texas is 4433 Baldwin Blvd., Corpus Christi, Texas 78408. The name of the registered agent of the Corporation at such address is E.V. Bonner, Jr.

ARTICLE IV

The number of directors constituting the board of directors shall be fixed in the manner provided in the bylaws of the Corporation. The board of directors currently consists of three directors, and the names and addresses of the persons who are to serve as directors until the next annual meeting of shareholders or until their successors are elected and qualified are as follows:

Name	Address
Sam L. Susser	4433 Baldwin Blvd, Corpus Christi, TX 78408

E.V. Bonner, Jr.	4433 Baldwin Blvd, Corpus Christi, TX 78408

Wylie Alvin New	3315 S. Bryant, San Angelo, TX 76903

ARTICLE V

The total number of shares of common stock that the Corporation is authorized to issue is 10,000, par value $0.01 per share.

ARTICLE VI

The purpose for which the Corporation is formed is for the transaction of any and all lawful business for which a for-profit corporation may be organized under the TBOC.

ARTICLE VII

The address of the Corporation’s principal place of business in the State of Texas is 4433 Baldwin Blvd., Corpus Christi, Texas 78408.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by the TBOC, the board of directors of the Corporation is expressly authorized and empowered to make, alter, repeal, amend and rescind the bylaws of the Corporation, subject to the power of the shareholders of the Corporation to alter or repeal any bylaw made by the board of directors.

ARTICLE IX

Any action of the Corporation which, under the provisions of the TBOC or any other applicable law, is required to be authorized or approved by the holders of any specified fraction which is in excess of one-half or any specified percentage which is in excess of fifty percent of the outstanding shares (or of any class or series thereof) of the Corporation shall, notwithstanding any law, be deemed effectively and properly authorized or approved if authorized or approved by the vote of the holders of more than fifty percent of the outstanding shares entitled to vote thereon (or, if the holders of any class or series of the Corporation’s shares shall be entitled by the TBOC or any other applicable law to vote thereon separately as a class, by the vote of the holders of more than fifty percent of the outstanding shares of each such class or series). Without limiting the generality of the foregoing, the foregoing provisions of this Article IX shall be applicable to any required shareholder authorization or approval of: (a) any amendment to this certificate of formation; (b) any plan of merger, share exchange, or reorganization involving the Corporation; (c) any sale, lease, exchange, or other disposition of all, or substantially all, the property and assets of the Corporation; and (d) any voluntary dissolution of the Corporation.

Except as otherwise provided in this Article IX or as otherwise required by the TBOC or other applicable law, with respect to any matter, the affirmative vote of the holders of a majority of the Corporation’s shares entitled to vote on that matter and represented in person or by proxy at a meeting of shareholders at which a quorum is present shall be the act of the shareholders.

Nothing contained in this Article IX is intended to require shareholder authorization or approval of any action of the Corporation whatsoever unless such approval is specifically required by the other provisions of this certificate of formation, the bylaws of the Corporation, or by the TBOC or other applicable law.

ARTICLE X

The Corporation shall indemnify any person who was, is or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, to the fullest extent permitted under the TBOC, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article X is in effect. Any repeal or amendment, of this Article X shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article X. Such right shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the TBOC, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the TBOC, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors or any committee thereof, independent legal counsel or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its board of directors or any committee thereof, independent legal counsel or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators and personal representatives. The rights conferred above shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement or otherwise.

The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

As used herein, the term “proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

ARTICLE XI

To the fullest extent permitted by applicable law, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except that this Article XI does not eliminate or limit the liability of a director of the Corporation to the extent the director is found liable for:

(i)	a breach of the director’s duty of loyalty to the Corporation or its shareholders;

(ii)	an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

(iii)	a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or

(iv)	an act or omission for which the liability of a director is expressly provided by an applicable statute.

Any repeal or amendment of this Article XI by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article XI, a director shall not be liable to the Corporation or its shareholders to such further extent as permitted by any law hereafter enacted.

ARTICLE XII

Any action which may be taken, or which is required by law or the certificate of formation or bylaws of the Corporation to be taken, at any annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

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IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation of the Corporation as of the date first above written.

TCFS HOLDINGS, INC.

By:
Name:	E.V. Bonner, Jr.
Title:	Secretary

SIGNATURE PAGE TO AMENDED AND RESTATED CERTIFICATE OF FORMATION